Exhibit 4.1

SGOCO GROUP, LTD.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”), is made as of the 18 day of April, 2018, by and between SGOCO Group, Ltd., a Cayman Islands limited company (the “Company”), and Lin So Chun, holder of Hong Kong Identity Card No. D580537(7), of 1603, 16/F, Wing Tak Comm. Center, 177-183 Wing Lok Street, Shueng Wan, Hong Kong (“Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) thereof and/or Regulation S thereunder, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain securities of the Company as more fully described in this Agreement. The Note (as defined below) and the equity securities issuable upon conversion or exercise thereof are collectively referred to herein as the “Securities”.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.       Purchase and Sale of the Note.

(a) Sale and Issuance of the Note. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Purchaser, a Convertible Promissory Note (the “Note”) in substantially the form attached hereto as Exhibit A in the principal amount of Five Million Seven Hundred Seventy-Nine Thousand Six Hundred Two United States Dollars (US$5,779,602.00) (the “Principal Amount”). The purchase price of the Note shall be equal to one hundred percent (100%) of the Principal Amount (the “Purchase Price”).

(b) Closing; Delivery.

(i) The purchase and sale of the Note shall take place at such time and place as the Company and Purchaser may agree upon (which time and place are designated as the “Closing”).

(ii) At the Closing, (a) the Company shall deliver to Purchaser the Note against payment of the purchase price by the Purchaser and the signature pages to this Agreement and the Note, and (b) the Purchaser shall deliver to the Company the payment of the Purchase Price by wire transfer to a bank designated by the Company, the signature page to this Agreement and if requested by the Company, a validly completed and executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing Purchaser’s exemption from withholding tax.

2. Additional Agreements. Purchaser understands and agrees that the conversion of the Note into equity securities of the Company may require Purchaser’s execution of certain documents relating to the purchase and sale of such securities as well as any rights relating to such equity securities and agrees to promptly execute such documents upon reasonable request of the Company.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) Authorization. The execution of this Agreement and the issuance of the Note have been duly authorized by all necessary corporate action of the Company. The Agreement and the Note, when executed and delivered by the Company, and subject to the completion of corporate actions to be taken in connection with the issuance of any “Optional Conversion Shares” in an “Optional Conversion” (as such terms are defined in the Note), shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body, or to the Company’s knowledge, currently threatened in writing (i) against the Company or (ii) against any consultant, officer, director or key employee of the Company arising out of his or her consulting, employment or board relationship with the Company or that could otherwise reasonably be expected to materially affect the Company.

(d) Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Memorandum and Articles of Association, (ii) of any judgment, order, writ or decree of any court or governmental entity, or, (iii) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of this Agreement and the Note and the consummation of the transactions contemplated by hereby will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (A) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (B) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

4.       Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that:

(a) Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account; Regulation S. Purchaser is a non-U.S. person (as such term is defined in Rule 902 of Regulation S under the Securities Act) and is not acquiring the Securities for the account or benefit of a U.S. person. Purchaser will not, within six (6) months of the date of the transfer of any Securities to the Purchaser, (i) make any offers or sales of the Securities in the United States or to, or for the benefit of, a U.S. person (in each case, as defined in Regulation S) other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act, or (ii) engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act. Neither the Purchaser nor any of the Purchaser’s affiliates or any person acting on its or their behalf has engaged or will engage in directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and all such persons have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of the Securities outside of the United States.

(c) Knowledge; Access to Information. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser acknowledges and understands that any investment in the Company is highly speculative and subject to a high degree of risk which could result in the loss of Purchaser’s entire investment. Purchaser acknowledges that it has had the opportunity to review all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(d) Restricted Securities. Purchaser understands that the Securities have not been, and may not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(e) Legends. Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f) Foreign Investor. Purchaser hereby represents that it has satisfied itself as to the full observance by the Purchaser of the laws of its jurisdiction applicable to the Purchaser in connection with the purchase of the Securities or the execution and delivery by the Purchaser of this Agreement and the Note, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to the purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to Purchaser’s purchase, holding, redemption, sale, or transfer of the Securities. Purchaser’s subscription and payment for, and continued beneficial ownership of, the Securities will not violate any securities or other laws of the Purchaser’s jurisdiction applicable to the Purchaser.

(g) Brokers or Finders. Purchaser has not engaged any brokers, finders or agents, and the Company has not, nor will, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

5.       Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to its principles of conflicts of law. Venue for any dispute arising out of this Agreement shall be exclusively in the state and federal courts located in the City of New York, Borough of Manhattan and each party hereby expressly consents to the personal jurisdiction of such courts and irrevocably waives any objection to such venue based on forum nonconveniens.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the national mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

(f) Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. Any amendment or waivers effected in accordance with this Section 5(f) shall be binding upon Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(i) Legal Expenses. All parties to this Agreement shall be responsible for their own legal expenses.

(j) Exculpation. Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

[Signature pages follow]

The undersigned have executed this Agreement for effectiveness as of the date first set forth above.

PURCHASER:

Lin So Chun

By:	/s/ Lin So Chun

COMPANY:

SGOCO GROUP, LTD.

By:	/s/ Shi-bin Xie

Name:	Shi-bin Xie

Title:	CEO

EXHIBIT A

NOTE

[See Attached]

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION AND AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SGOCO GROUP, LTD. CONVERTIBLE PROMISSORY NOTE

US$5,779,602.00	Original Issue Date: April 18, 2018

For value received, SGOCO GROUP, LTD., a Cayman Islands limited company (the “Company”), promises to pay to Lin So Chun, holder of Hong Kong Identity Card No. D580537(7), of 1603, 16/F, Wing Tak Comm. Center, 177-183 Wing Lok Street, Shueng Wan, Hong Kong (the “Holder”), the principal sum of Five Million Seven Hundred Seventy-Nine Thousand Six Hundred Two United States Dollars (US$5,779,602.00) (the “Principal Amount”). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to two and one-half percent (2.5%) per annum. This Note is issued pursuant to that certain Convertible Promissory Note Purchase Agreement, dated as of Original Issue Date hereof, by and between the Company and Holder (the “Purchase Agreement”). This Note is subject to the following terms and conditions.

1.       Maturity; Interest Payments.

(a) Unless converted as provided in Section 2, this Note will mature and become due and payable on the five (5) year anniversary of the Original Issue Date hereof (the “Maturity Date”). The Holder shall have the right, but not the obligation, to convert all or any part of the aggregate outstanding Principal Amount of this Note, excluding any interest due thereon, if any, into shares of the Company’s ordinary shares, par value $0.004 per share (the “Ordinary Shares”), at any time prior to the earlier of the Maturity Date or the date on which this Note is paid in full in accordance with Section 2 below.

(b) Subject to Section 2 below, interest shall accrue on this Note from the Original Issue Date hereof, and such accrued interest (the “Interest”) shall be due and payable to the Holder on each anniversary of the Original Issue Date (each, and “Conversion Interest Payment”). Upon the completion of an Optional Conversion (as defined below) pursuant to which all unpaid Principal Amount is converted into Ordinary Shares, any accrued and unpaid Interest, calculated on a pro-rata basis for the partial year, shall become immediately due and payable.

(c) Notwithstanding the foregoing, the entire unpaid Principal Amount, together with accrued and unpaid Interest thereon, shall become immediately due and payable upon (i) the insolvency of the Company, the commission of any act of bankruptcy by the Company, or the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more; (iii) the appointment of a receiver or trustee to take possession of the property or assets of the Company or (iv) the occurrence of an Event of Default. An “Event of Default” shall exist upon a material breach or default by the Company of its obligations under this Note or the Purchase Agreement and the Company has failed to cure such breach or default within sixty (60) days following notice by the Holder of the occurrence of such breach or default.

2.       Conversion.

(a) Optional Conversion.

(i) At any time prior to the earlier of the Maturity Date or the date on which this Note is paid in full, at the option of the Holder, by written notice to the Company in substantially the form attached hereto as Exhibit A (the “Optional Conversion Notice”), all or any part of Principal Amount (the “Optional Conversion Amount”) may be converted into Ordinary Shares. For the avoidance of doubt, no amounts of Interest accrued upon the Principal Amount may be converted into Ordinary Shares. The number of Ordinary Shares to be issued upon any such conversion shall be the quotient obtained by dividing (x) the Optional Conversion Amount by (y) a conversion price of One United States Dollar and 50/100 ($1.50) (the “Conversion Price”) per Ordinary Share (the “Conversion Shares”); provided that in no event shall the Company be obligated to accept an Optional Conversion Notice and issue Conversion Shares that would lead to issuances of Ordinary Shares pursuant to this Note or any related convertible promissory notes in excess of an amount equal to 19.99% of its issued and outstanding Ordinary Shares on the Original Issue Date.

(ii) The Company shall take all actions, and shall execute, deliver and file all documents, agreements and instruments as are necessary to cause the issuance and delivery of the Conversion Shares to the Holder as promptly as reasonably practicable following delivery of the Optional Conversion Notice.

(iii) Upon any conversion of any portion of the Principal Amount, the Holder hereby agrees to execute and deliver to the Company all customary documents reasonably requested by the Company.

(b) Automatic Conversion. Any Principal Amounts outstanding immediately prior to the Maturity Date shall automatically convert on the Maturity Date into such number of Ordinary Shares obtained by dividing (i) the outstanding Principal Amount by (ii) the Conversion Price; provided that, in the event that such conversion would lead to issuances of Ordinary Shares pursuant to this Note or any related convertible promissory notes in excess of an amount equal to 19.99% of the Company’s issued and outstanding Ordinary Shares on the Original Issue Date, the Company shall pay to Holder in cash the amount of unconverted Principal Amount that would otherwise be converted into such excess Ordinary Shares.

(c) Mechanics and Effect of Conversion. No fractional shares of the Company’s Ordinary Shares will be issued upon conversion under this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Principal Amount of this Note that would otherwise be converted into such fractional share. Upon the full conversion of this Note pursuant to the Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates or electronically through the DWAC or other established clearing corporation performing similar functions for the number of shares which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon a conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal Amount being converted, including without limitation, the obligation to pay such portion of the Principal Amount.

(d) Reverse Stock Splits. If the Ordinary Shares are reverse split or combined into smaller number of Ordinary Shares, the Conversion Price shall be proportionately increased by the ratio which the total number of Ordinary Shares outstanding immediately after such event bears to the total number of Ordinary Shares outstanding immediately prior to such event. In no other circumstances shall the Conversion Price be adjusted, including but not limited to any forward split of the Ordinary Shares of the Company.

3. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued Interest then due and payable and the remainder applied to principal. The Note may be prepaid without the prior written consent of the Holder.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Holder may assign, pledge, or otherwise transfer this Note, in whole or in part, without the prior written consent of the Company (a “Transfer”); provided that (i) the Holder shall deliver notice of any such transfer at least five (5) business days prior to the effective date of such Transfer in the form attached hereto as Exhibit B; (ii) that the Holder’s right to receive Interest payments under this Note may not be assigned or transferred, in whole or in part, without the prior approval of the Company, which such consent may be withheld in the Company’s sole discretion; and (iii) the respective successors and assigns shall enter into a transfer agreement, in the form suitable to the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, one or more new notes for the same principal amount will be issued to, and registered in the name of, the transferee as Holder. Any principal are payable only to the registered holder of this Note, and any Interest accrued hereon is payable only to the Holder.

5. Governing Law; Venue. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law. Venue for any dispute arising out of this Agreement shall be exclusively in the state and federal courts located in the City of New York, Borough of Manhattan, and each party hereby expressly consents to the personal jurisdiction of such courts and irrevocably waives any objection to such venue based on forum nonconveniens.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the national mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as included in the Purchase Agreement or as subsequently modified by written notice.

7. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

8. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

9. Waiver of Jury Trial. PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Convertible Promissory Note as of the Original Issue Date set forth above.

COMPANY:

SGOCO GROUP, LTD.

By:	/s/ Shi-bin Xie

Name:	Shi-bin Xie

Title:	CEO

AGREED TO AND ACCEPTED:

Lin So Chun

By:	/s/ Lin So Chun

Exhibit A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Promissory Note (the “Note”) issued by SGOCO Group, Ltd., a Cayman Islands limited company (the “Company”) in the amount of US$_____________, into the Company’s ordinary shares in accordance with the terms and conditions of the Note, as of the date written below. No fee will be charged to the undersigned for any conversion.

Conversion calculation:

Number of ordinary shares to be issued:

DATE: ____________________

HOLDER:     ____________________________

(Print Name of Holder)

By:  _________________________

Name:

Title:

Exhibit B

NOTICE OF TRANSFER

The undersigned hereby elects to transfer its rights and obligations under that Convertible Promissory Note issued by SGOCO Group, Ltd., a Cayman Islands limited company (the “Company”), dated March [__], 2018, in the original principal amount of US$5,779,602 (the “Note”), to the extent permitted under, and pursuant to the terms and conditions of, the Note, to the transferee described below. Such transfer will be effective on [___________], 20[__]. The agreement transferring the undersigned’s rights and obligations under the Note is attached hereto for the Company’s review and approval.

Transferee Name:

Address:

Email:

DATE: ____________________

HOLDER:     ____________________________

(Print Name of Holder)

By:  _________________________

Name:

Title: